                                                FILED PURSUANT TO RULE 424(b)(5)
                                                      REGISTRATION NO. 333-50428
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 22, 2001)

                                5,725,000 Shares
                            [LOGO of ONYX SOFTWARE]

                                  Common Stock

                               -----------------

Onyx Software Corporation is offering 5,725,000 shares of its common stock.

Onyx's common stock is listed on the Nasdaq National Market under the symbol "ONXS." On January 29, 2002, the last reported sale price on the Nasdaq National Market was $3.78 per share.

Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-7 of this prospectus supplement.

                           ------------------------

                             PRICE $3.50 PER SHARE

                           ------------------------

                                                          Per Share    Total
                                                          --------- -----------
     Public offering price...............................   $3.50   $20,037,500
     Underwriting discount and commission................   $0.19   $ 1,087,750
     Proceeds, before expenses, to Onyx..................   $3.31   $18,949,750

The underwriter may also purchase up to 600,000 additional shares from Onyx at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery in New York, New York on or about February 1, 2002.

                              --------------------

                          Wells Fargo Securities, LLC

                              --------------------

                                January 29, 2002

                               TABLE OF CONTENTS
   Prospectus Supplement

                                                                            Page
                                                                            ----
About This Prospectus Supplement...........................................  S-3
Onyx Software Corporation..................................................  S-4
The Offering...............................................................  S-5
Special Note Regarding Forward-Looking Statements..........................  S-6
Risk Factors...............................................................  S-7
Use of Proceeds............................................................ S-22
Dilution................................................................... S-23
Underwriting............................................................... S-24
Legal Matters.............................................................. S-26
Experts.................................................................... S-26
Where You Can Find More Information........................................ S-27

      Prospectus

                                                                            Page
                                                                            ----
About This Prospectus......................................................   3
Onyx Software Corporation..................................................   3
Where You Can Find More Information........................................   4
Special Note Regarding Forward-Looking Statements .........................   5
Risk Factors...............................................................   5
Use of Proceeds............................................................   5
Plan of Distribution.......................................................   6
Legality of Common Stock...................................................   9
Experts....................................................................   9

                               -----------------

   You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of common stock.

   This prospectus supplement and the accompanying prospectus are offers to sell and solicitations of offers to buy the securities offered by this prospectus supplement only in jurisdictions where the offers or sales are permitted.

   Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter's over-allotment option.

   In this prospectus supplement, "Onyx," "we," "us" and "our" refer to Onyx Software Corporation and its subsidiaries and do not refer to the underwriter.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration statement and in accordance with the shelf registration process, we may sell up to $100 million in shares of our common stock from time to time after the effectiveness of the shelf registration statement of which this prospectus supplement is a part. The shelf registration statement, as amended, was declared effective by the SEC on January 22, 2001 and we sold $33.75 million of our common stock using the shelf registration statement on February 12, 2001. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The accompanying prospectus provides general information about us, some of which, such as the section entitled "Plan of Distribution," may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about Onyx described in this prospectus supplement in the section below entitled "Where You Can Find More Information."

                           ONYX SOFTWARE CORPORATION

Overview

   Onyx Software Corporation is a leading provider of an enterprise-wide, customer relationship management, or CRM, solution, including products and services designed to promote strategic business improvement and revenue growth by enhancing the way businesses market, sell and service their products. Using the Internet in combination with traditional forms of interaction, including phone, mail, fax and e-mail, our solution helps enterprises to more effectively acquire, manage and maintain customer, partner and other relationships. We market our solution to companies that want to merge new e-business processes with traditional business processes to enhance their customer-facing operations, such as marketing, sales, customer service and technical support. Our solution uses a single data model across all customer interactions, resulting in a single repository for all marketing, sales and service information. It is fully integrated across all customer-facing departments and interaction media. Our solution is designed to be easy to use, widely accessible, rapidly deployable, scalable, flexible, customizable and reliable, resulting in a low total cost of ownership and rapid return on investment.

   We were incorporated in the state of Washington in 1994. Our executive offices are located at 3180-139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091, and our telephone number is (425) 451-8060.

Recent Developments

   On January 29, 2002, we announced results for the quarter and year ended December 31, 2001. Revenue for the fourth quarter of 2001 was $19.2 million, compared to $35.7 million for the fourth quarter of 2000. Software license revenue for the fourth quarter of 2001 was $6.6 million, compared to $22.3 million for the fourth quarter of 2000. Service revenue for the fourth quarter of 2001 was $12.6 million, compared to $13.4 million for the fourth quarter of 2000. Net loss for the fourth quarter of 2001 was $10.1 million, or $0.23 per share, compared to a net loss of $2.8 million, or $0.08 per share, for the fourth quarter of 2000.

   Revenue for the year ended December 31, 2001 was $97.2 million, compared to $119.3 million for 2000. Software license revenue for 2001 was $37.6 million, compared to $73.7 million for 2000. Service revenue for 2001 was $59.6 million, compared to $45.6 million for 2000. Net loss for 2001 was $95.5 million, or $2.37 per share, compared to a net loss of $4.7 million, or $0.13 per share, for 2000.

   For a more detailed discussion of our results for the quarter and year ended December 31, 2001, you should refer to our Current Report on Form 8-K dated January 29, 2002 and incorporated by reference into this prospectus supplement.

                                  THE OFFERING

 Common stock offered by Onyx........................ 5,725,000 shares

 Common stock to be outstanding after this offering.. 49,674,874 shares

 Use of proceeds..................................... For working capital and other general corporate
                                                      purposes, potentially
                                                      including lease
                                                      termination payments
                                                      associated with excess
                                                      facilities, as well as
                                                      the possible acquisition
                                                      of or investment in
                                                      complementary businesses
                                                      or technologies.

 Nasdaq National Market symbol....................... ONXS

   The number of shares of common stock to be outstanding after this offering is based on 43,949,874 shares outstanding on December 31, 2001. It excludes:

  . 9,977,476 shares of common stock issuable upon exercise of options outstanding as of December 31, 2001, of which 2,947,689 shares are exercisable, under our Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan, our Amended and Restated 1998 Stock Incentive Compensation Plan, our 2001 Nonofficer Employee Stock Compensation Plan and outside our stock option plans at a weighted average exercise price of $8.65 per share;

  . 3,179,309 shares(/1/) available for grant as of December 31, 2001 under our stock option plans; and

  . 1,241,719 shares(/2/) available for issuance as of December 31, 2001 under our 1998 Employee Stock Purchase Plan.
-----------------
  (1) The number of shares available for grant under our stock option plans does not include 2,018,400 shares that became available for grant under our 1998 stock option plan pursuant to an automatic increase in the number of shares reserved for issuance under that plan effective January 1, 2002. In addition, we granted options to purchase 30,000 shares of common stock at an exercise price of $4.66 per share on January 15, 2002 and options to purchase 1,881,000 shares of common stock at an exercise price of $3.99 per share on January 26, 2002.

  (2) The number of shares available for issuance under our employee stock purchase plan does not include 400,000 shares that became available for issuance under that plan pursuant to an automatic increase in the number of shares reserved for issuance under that plan effective January 1, 2002.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the documents listed below in the section entitled "Where You Can Find More Information," contain forward-looking statements, which provide our current expectations or forecasts of future events. Forward-looking statements in this prospectus supplement include, without limitation:

  . information concerning possible or assumed future results of operations, trends in financial results and business plans, including those relating to earnings growth and revenue growth;

  . statements about the level of our costs and operating expenses relative to our revenues, and about the expected composition of our revenues;

  . statements about our future capital requirements and the sufficiency of our cash, cash equivalents, investments and available bank borrowings to meet these requirements;

  . statements about management's planned uses of the net proceeds of this offering;

  . information about the anticipated release dates of new products;

  . other statements about our plans, objectives, expectations and intentions; and

  . other statements that are not historical facts.

   Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus supplement. Other factors besides those described in this prospectus supplement could also affect actual results. You should carefully consider the factors described in the section entitled "Risk Factors" in evaluating our forward-looking statements.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus supplement.

                                  RISK FACTORS

   This offering involves a high degree of risk. Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risks, together with all of the other information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus. If any of the following risks actually occur, our business, financial condition and operating results could be harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

Our operating results fluctuate and could fall below expectations of securities analysts and investors, resulting in a decrease in our stock price.

   Our operating results have varied widely in the past, and we expect that they will continue to fluctuate in the future. If our operating results fall below the expectations of securities analysts and investors, it could result in a decrease in our stock price. Some of the factors that could affect the amount and timing of our revenues and related expenses and cause our operating results to fluctuate include:

  . general economic conditions, which may affect our customers' capital investment levels in management information systems;

  . rate of market acceptance of our CRM software solution;

  . budget and spending decisions by our customers;

  . customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next, or to proceed with smaller-than-forecasted orders or implementations;

  . level of purchases by our existing customers, including additional license and maintenance revenues;

  . our ability to enable our products to operate on multiple platforms;

  . our ability to compete in the highly competitive CRM market;

  . the loss of any key technical, sales, customer support or management personnel and the timing of any new hires;

  . our ability to develop, introduce and market new products and product versions on a timely basis;

  . variability in the mix of our license versus service revenues, the mix of our direct versus indirect license revenues and the mix of services that we perform versus those performed by third-party service providers;

  . our ability to successfully expand our operations, and the amount and timing of expenditures related to this expansion; and

  . the cost and financial accounting effects of any acquisitions of companies or complementary technologies that we may complete.

   As a result of all of these factors, we cannot predict our revenues with any significant degree of certainty, and future product revenues may differ from historical patterns. It is particularly difficult to predict the timing or amount of our license revenues because:

  . our sales cycles are lengthy and variable, typically ranging between two and twelve months from our initial contact with a potential customer to the signing of a license agreement, although the sales cycle varies substantially from customer to customer and occasionally sales require substantially more time;

  . a substantial portion of our sales are completed at the end of the quarter and, as a result, a substantial portion of our license revenues are recognized in the last month of a quarter, and often in the last weeks or days of a quarter;

  . the amount of unfulfilled orders for our products at the beginning of a quarter is small because our products are typically shipped shortly after orders are received; and

  . delay of new product releases can result in a customer's decision to delay execution of a contract or, for contracts that include the new release as an element of the contract, will result in deferral of revenue recognition until such release.

   Even though our revenues are difficult to predict, we base our decisions regarding our operating expenses on anticipated revenue trends. Many of our expenses are relatively fixed, and we cannot quickly reduce spending if our revenues are lower than expected. As a result, revenue shortfalls could result in significantly lower income or greater loss than anticipated for any given period, which could result in a decrease in our stock price.

Economic conditions could adversely affect our revenue growth and ability to forecast revenue.

   Our revenue growth and potential for profitability depend on the overall demand for CRM software and services. Because our sales are primarily to corporate customers, our business also depends on general economic and business conditions. A softening of demand for computer software caused by the weakened economy, both domestic and international, has affected our sales and may continue to result in decreased revenues and growth rates. As a result of the economic downturn, we have also experienced and may continue to experience difficulties in collecting outstanding receivables from our customers. In addition, recent terrorist attacks on the United States, and the armed conflict that has followed, have added or exacerbated economic, political and other uncertainties, which could adversely affect our sales and thus our revenue growth.

   Our management team uses our proprietary software to identify, track and forecast future revenues, backlog and trends in our business. Our sales force monitors the status of all proposals, such as the date when they estimate that a transaction will close and the potential dollar amount of such sale. We aggregate these estimates regularly in order to generate a sales pipeline and then evaluate the pipeline at various times to look for trends in our business. While this pipeline analysis provides visibility to our potential customers and the associated revenues for budgeting and planning purposes, these pipeline estimates may not consistently correlate to revenues in a particular quarter or over a longer period of time. The slowdown in the domestic and international economies, as well as the effects of terrorist activity and armed conflict, may continue to cause customer purchasing decisions to be delayed, reduced in amount or cancelled, which could reduce the rate of conversion of the pipeline into contracts during a particular period of time. In particular, as a result of the economic slowdown, we believe that a number of our potential customers may delay or cancel their purchase of our software or elect to develop their own CRM solution or solutions. A variation in the pipeline or in the conversion of the pipeline into contracts could adversely affect our business and operating results. In addition, because a substantial portion of our sales are completed at the end of the quarter, and often in the last weeks or days of a quarter, we may be unable to adjust our cost structure in response to a variation in the conversion of the pipeline into contracts in a timely manner, which could adversely affect our business and operating results.

We have incurred losses in recent periods, and may not again achieve profitability, which could cause a decrease in our stock price.

   If we do not return to profitability in future quarters, our stock price could decrease. We incurred net losses in each quarter from Onyx's inception through the third quarter of 1994, from the first quarter of 1997 through the second quarter of 1999, and from the first quarter of 2000 through the fourth quarter of 2001. As of December 31, 2001, we had an accumulated deficit of $108.3 million. Our accumulated deficit and financial condition have caused some of our potential customers to question our viability, which we believe has in turn hampered our ability to sell some of our products. In the near-term, we believe our costs and operating expenses, excluding restructuring-related charges, will continue to decrease to a level that is closer to our expected revenues while allowing us to continue to invest in accordance with our strategic priorities. We may not, however, realize cost savings from these restructuring initiatives in future periods. In particular, if we are unable to successfully sublease or terminate our excess facilities, particularly in Bellevue, Washington, we will incur continued substantial facilities costs for which we will receive no economic benefit. If, in the alternative, we negotiate a termination of any of these facilities, we may incur significant costs associated with the termination, some of which may be paid in our equity securities. In addition, we may be unable to achieve cost savings without adversely affecting our business and operating results. We may continue to experience losses and negative cash flows in the near term, even if sales of our products and services continue to grow.

   We believe that we may need to significantly increase our sales and marketing, product development and professional services efforts to expand our market position and further increase acceptance of our products. We may not be able to increase our revenues sufficiently to keep pace with these growing expenditures, if at all, and, as a result, may be unable to achieve or maintain profitability in the future.

Fluctuations in service revenues could decrease our total revenues or decrease our gross margins, which could cause a decrease in our stock price.

   During 2001, our service revenues represented a higher percentage of our total revenues than in past periods, which negatively impacted our profitability. To the extent that this trend continues, our profitability will continue to suffer. Support and service revenues represented 37% of our total revenues in 1999 and 38% of our total revenues in 2000. Due largely to the decrease in license revenues in 2001, support and service revenues represented 61% of our total revenues in 2001. We anticipate that service revenues will continue to represent a significant percentage of total revenues. Because service revenues have lower gross margins than license revenues, a continued increase in the percentage of total revenues represented by service revenues or a further decrease in license revenues, as we experienced in 2001, could have a detrimental effect on our overall gross margins and thus on our operating results. Our service revenues are subject to a number of risks. First, we subcontract some of our consulting, customer support and training services to third-party service providers. Third-party contract revenues generally carry even lower gross margins than our service business overall. As a result, our service revenues and related margins may vary from period to period, depending on the mix of these third-party contract revenues. In addition, service revenues depend in part on ongoing renewals of support contracts by our customers, some of which may not renew their support contracts. We believe that the renewal rates of our support contracts declined during 2001 at least in part as a result of the economic downturn, and we cannot offer any assurance that these rates will increase or that they will not continue to decline. Finally, service revenues as a percentage of total revenues could decline further if customers select third-party service providers to install and service our products more frequently than they have in the past. If service revenues are lower than anticipated, our operating results could fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Our operating results may fluctuate seasonally, and these fluctuations may cause our stock price to decrease.

   Our stock price may decrease due to seasonal fluctuations in our revenues. We have experienced and expect in the future to experience significant seasonality in the amount of our software license revenues. In fiscal years before 2001, we recognized more license revenues in our fourth quarter than in each of the first three quarters of the fiscal year and experienced lower license revenues in the first quarter than in the preceding fourth quarter. We believe that these fluctuations are caused in part by customer buying patterns and the efforts of our direct sales force to meet or exceed fiscal year-end quotas. Our fourth quarter 2001 revenues were, however, lower than the revenues we achieved in the first and second quarters, and were only slightly higher than the revenues we achieved in the third quarter. We believe that this deviation from our historical experience reflects recessionary economic conditions, and we expect to again experience the seasonal patterns described above in future periods.

We have a limited operating history and are subject to the risks of new enterprises.

   We commenced operations in February 1994 and commercially released the first version of our flagship product in December 1994. Accordingly, we have a limited operating history, and we face all of the risks and uncertainties encountered by early-stage companies. These risks and uncertainties include:

  . no history of sustained profitability;

  . uncertain growth in the market for, and uncertain market acceptance of, our solution;

  . reliance on one product family;

  . the risk that competition, technological change or evolving customer preferences, such as preferences for different computing platforms, could harm sales of our solution;

  . the need to implement our sales, marketing and after-sales service initiatives, both domestically and internationally;

  . the need to execute our product development activities;

  . dependence on a limited number of key technical, customer support, sales and managerial personnel; and

  . the risk that our management will be unable to effectively manage growth or any acquisition we may undertake.

The evolving nature of the CRM market increases these risks and uncertainties. Our limited operating history makes it difficult to predict how our business will develop.

Our workforce reduction and financial performance may place additional strain on our resources and may harm the morale and performance of our personnel and our ability to hire new personnel.

   In connection with our effort to streamline our operations, reduce costs and bring our staffing and structure in line with our revenue base, we recently restructured our organization with reductions in our workforce by more than 300 employees during 2001. There have been and may continue to be substantial costs associated with the workforce reduction related to severance and other employee-related costs, as well as material charges for reduction of excess facilities, and our restructuring plan may yield unanticipated consequences, such as attrition beyond our planned reduction in workforce. This workforce reduction has placed significant strain on our administrative, operational and financial resources and has resulted in increasing responsibilities for each of our management personnel. As a result, our ability to respond to unexpected challenges may be impaired and we may be unable to take advantage of new opportunities. In addition, many of the employees who were terminated possessed specific knowledge or expertise, and that knowledge or expertise may prove to have been important to our operations. In that case, their absence may create significant difficulties. Further, the reduction in workforce may reduce employee morale and may create concern among potential and existing employees about job security at Onyx, which may lead to difficulty in hiring and increased turnover in our current workforce. In addition, this headcount reduction may subject us to the risk of litigation, which could result in substantial costs to Onyx and could divert management's time and attention away from business operations.

If we are unable to compete successfully in the highly competitive CRM market, our business will fail.

   Our solution targets the CRM market. This market is intensely competitive, fragmented, rapidly changing and significantly affected by new product introductions. We face competition in the CRM market primarily from front-office software application vendors, large enterprise software vendors and our potential customers' information technology departments, which may seek to develop proprietary CRM systems. The dominant competitor in our industry is Siebel Systems, Inc., which holds a greater percentage of the CRM market than we do. Other companies with which we compete include, but are not limited to, BroadVision, Inc., E.piphany, Inc., Kana Communications, Inc., Nortel Networks, Oracle Corporation, PeopleSoft, Inc., Pivotal Corporation and SAP AG.

   In addition, as we develop new products, including new product versions operating on new platforms, we may begin competing with companies with whom we have not previously competed. It is also possible that new competitors will enter the market. An increase in competitive pressures in our market or our failure to compete effectively may result in pricing reductions, reduced gross margins and loss of market share. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Furthermore, a number of our competitors have recently been acquired by other large technology companies, which enhances their resources. We believe that there will be further consolidation among our competitors. As a result, they may be able to adapt more quickly to new technologies and customer needs, devote greater resources to promoting or selling their products and services, initiate and withstand substantial price competition, take advantage of acquisition or other strategic opportunities more readily or develop and expand their product and service offerings more quickly than we can. In addition, our competitors may form strategic relationships with each other and with other companies in attempts to compete more successfully against us. These relationships may take the form of strategic investments, joint marketing agreements, licenses or other contractual arrangements, any of which may increase our competitors' ability, relative to ours, to address customer needs with their software and service offerings and that may enable them to rapidly increase their market share.

We may be unable to obtain the funding necessary to support the expansion of our business, and any funding we do obtain could dilute our shareholders' ownership interest in Onyx.

   Our future revenues may be insufficient to support the expenses of our operations and the expansion of our business. We may therefore need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or to obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts and limit the expansion of our business. Although we entered into a potential $30 million equity financing arrangement with Ramius Securities, LLC and Ramius Capital Group, LLC in 2000, the underwriting terms of this facility were not approved by the National Association of Securities Dealers, or NASD. Because we were unable to offer securities under the facility without NASD approval, we terminated the facility in January 2002, and, consequently, do not and will not have access to these funds.

   Our loan and security agreement with Silicon Valley Bank requires us to maintain certain financial covenants on the last day of each fiscal quarter. Although we were not in compliance with these covenants at December 31, 2001, Silicon Valley Bank granted a waiver of these covenants through the end of 2001. If we are unable to maintain compliance with the financial covenants in our loan and security agreement in the future, and if the bank decides to restrict our cash deposits, our liquidity will be further limited and our business, financial condition and operating results could be harmed.

   We believe that the net proceeds from this offering, our existing cash and cash equivalents, investments and available bank borrowings will be sufficient to meet our capital requirements for at least the next twelve months. However, we are likely to seek additional funds before that time through public or private equity financing or from other sources to fund our operations and pursue our growth strategy. We have no commitment for additional financing, and we may experience difficulty in obtaining funding on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may require us to issue securities that have rights, preferences or privileges senior to our common stock and may dilute your ownership interest in Onyx.

Because many potential customers are unaware of the benefits of CRM systems, our solution may not achieve significant market acceptance.

   The market for CRM systems is still emerging, and continued growth in demand for and acceptance of CRM systems remains uncertain. Even if the market for CRM systems grows, businesses may purchase our competitors' solutions or develop their own. We believe that many of our potential customers are not fully aware of the benefits of CRM systems and that, as a result, CRM systems may never achieve significant market acceptance. We have spent, and will continue to spend, considerable resources educating potential customers not only about our solution but also about CRM systems in general. Even with these educational efforts, however, market acceptance of our solution may not increase. We will not succeed unless we can educate our target market about the benefits of CRM systems and the cost-effectiveness, ease of use and other benefits of our solution.

If potential customers do not accept the Onyx product family, our business will fail.

   We rely on one product family for the success of our business. License revenues from the Onyx product family have historically accounted for nearly all of our license revenues. We expect product license revenues from the Onyx product family to continue to account for a substantial majority of our future revenues. As a result, factors adversely affecting the pricing of or demand for the Onyx product family, such as competition or technological change, could dramatically affect our operating results. If we are unable to successfully deploy current versions of the Onyx product family and to develop, introduce and establish customer acceptance of new and enhanced versions of the Onyx product family, our business will fail.

   In June 2001, we released version 3.0 of Onyx Employee Portal, the Web-based version of our flagship product. This release represented a major software architecture change to this product. In the event that prospects or customers do not embrace this new product version or are unable to successfully deploy this product, our business will fail.

If we are unsuccessful in our attempt to enable our products to operate on multiple platforms, our revenue growth could be limited.

   We originally designed our products to operate exclusively on the Windows NT and Microsoft BackOffice platforms. As a result, our primary market has historically been to customers that have developed their enterprise computing systems around these platforms, which limits our potential sales. In December 2000, we announced the platform release of a new product version designed to operate on the Oracle/Unix platform. Due to the complexity of the development of this new product version, we have delayed the expected date of general availability until the second quarter of 2002. We cannot offer any assurance, however, as to whether such general release will occur by this expected date, if at all. If and when this new product version becomes generally available, we cannot predict the degree to which it will achieve market acceptance or the extent to which it will perform as our customers expect. If our new product version contains defects or errors, or otherwise does not run as expected, its market acceptance may be delayed or limited, and our reputation may be damaged. Further, if our new product version does not achieve general market acceptance, our revenue growth will be limited. We believe that our ability to effectively expand our business into large enterprises depends on the successful release and market acceptance of our new product version. If we are unable to expand into large enterprises, the growth of our business and our revenue will be limited. Moreover, enabling our products to run on multiple platforms could lengthen the development cycle, thus delaying the release date of future product versions or new products, which could further restrict our revenue growth.

If we are unable to compete effectively in the Internet-based solutions market, demand for our solution may be limited.

   Our products communicate through public and private networks over the Internet. The success of our solution may depend, in part, on our ability to develop products that compete effectively in the Internet-based market. We are uncertain of the extent to which businesses will use the Internet as a means of communication and commerce and whether a significant market will develop for Internet-based CRM systems. The use of the Internet is evolving rapidly, and many companies are developing products that use the Internet. The increased commercial use of the Internet could require substantial modification of our products and the introduction of new products. We do not know what forms of products may emerge as alternatives to our existing ones, or to any future Internet-based or electronic commerce products and product features we may introduce.

   In addition, critical issues concerning the commercial use of the Internet, including security, demand, reliability, cost, ease of use, accessibility, quality of service and potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to support the functionality and distribution of our products. If these critical issues are not favorably resolved, our Internet-related solution may not achieve market acceptance.

Privacy and security concerns, particularly related to the use of our software on the Internet, may limit the effectiveness of and reduce the demand for our solution.

   The effectiveness of our solution relies on the storage and use of customer data collected from various sources, including information derived from customer registrations, billings, purchase transactions and surveys. The collection and use of such data by our customers for customer profiling may raise privacy and security concerns. Our customers generally have implemented security measures to protect customer data from disclosure or interception by third parties. However, the security measures may not be effective against all potential security threats. If a well-publicized breach of customer data security were to occur, our solution may be perceived as less desirable, which could limit our revenue growth.

   In addition, due to privacy concerns, some Internet commentators, consumer advocates and governmental or legislative bodies have suggested legislation to limit the use of customer profiling technologies. The European Union and some European countries have already adopted some restrictions on the use of customer profiling data. If major countries or regions adopt legislation or other restrictions on the use of customer profiling data, our solution would be less useful to customers, and our sales could decrease.

We may be unable to efficiently restructure or expand our sales organization, which could harm our ability to expand our business.

   To date, we have sold our solution primarily through our direct sales force. As a result, our future revenue growth will depend in large part on recruiting, training and retaining direct sales personnel and expanding our indirect distribution channels. These indirect channels include value added resellers, or VARs, application service providers, or ASPs, original equipment manufacturer, or OEM, partners and system integrators and consultants. We have experienced and continue to experience difficulty in recruiting qualified direct sales personnel and in establishing third-party relationships with VARs, ASPs, OEM partners and systems integrators and consultants. Moreover, during 2001 we reduced and restructured our sales organization in an attempt to reduce expenses and increase efficiency relative to the market demand. These restructuring efforts and future efforts to expand our sales force may not prove successful and further, our ability to retain top sales personnel may be affected, which could reduce our sales or limit our sales growth.

If our customers cannot successfully implement our products in a timely manner, demand for our solution will be limited.

   The implementation of our products involves a significant commitment of resources by prospective customers. Our customers frequently deploy our products to large numbers of sales, marketing and customer service personnel. The end-users may not accept our products. Our products are also used with a number of third-party software applications and programming tools. This use may present significant technical challenges, particularly as large numbers of personnel attempt to use our product concurrently. If an implementation is not successful, we may be required to deliver additional consulting services free of charge in order to remedy the problem. If our customers have difficulty deploying our software or for any other reason are not satisfied with our software, our operating results and financial condition may be harmed.

If we do not retain our key employees and management team, and integrate our new senior management personnel, our ability to execute our business strategy will be limited.

   Our future performance will depend largely on the efforts and abilities of our key technical, sales, customer support and managerial personnel and on our ability to attract and retain them. In addition, our ability to execute our business strategy will depend on our ability to recruit additional experienced management personnel and to retain our existing executive officers. The competition for qualified personnel in the computer software and technology markets is particularly intense. We have in the past experienced difficulty in hiring qualified technical, sales, customer support and managerial personnel, and we may be unable to attract and retain such personnel in the future. In addition, due to the intense competition for qualified employees, we may be required to increase the level of compensation paid to existing and new employees, which could materially increase our operating expenses. Our key employees are not obligated to continue their employment with us and could leave at any time.

   In 2001, we replaced several members of our senior management team. To integrate into our company, these new senior personnel must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. Accordingly, until these individuals have become familiar with our business model and systems, their integration may result in some disruption to our ongoing operations.

   The market price of our common stock has fluctuated substantially since our initial public offering in February 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer priced below market value may choose not to remain employed by us. In that case, our ability to attract or retain employees will be adversely affected.

Rapid changes in technology could render our products obsolete or unmarketable, and we may be unable to introduce new products and services successfully and in a timely manner.

   The CRM market is characterized by rapid change due to changing customer needs, rapid technological developments and advances introduced by competitors. Existing products can become obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies, including the rapid growth of the Internet, could change the way CRM systems are sold or delivered. We may also need to modify our products when third parties change software that we integrate into our products. As a result, the life cycles of our products are difficult to estimate.

   To be successful, we must continue to enhance our current product line and develop new products that successfully respond to changing customer needs, technological developments and competitive product offerings. We may not be able to successfully develop or license the applications necessary to respond to these changes, or to integrate new applications with our existing products. We have delayed enhancements or new product release dates several times in the past, including most recently the Oracle/Unix version of our product, and may be unable to introduce enhancements or new products successfully or in a timely manner in the future. If we delay release of our products and product enhancements, or if they fail to achieve market acceptance when released, it could harm our reputation and our ability to attract and retain customers, and our revenues may decline. In addition, customers may defer or forego purchases of our products if we, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements.

If we do not expand our international operations and successfully overcome the risks inherent in international business activities, the growth of our business will be limited.

   To be successful, we must continue to expand our international operations and enter new international markets. This expansion may be delayed as a result of our recent operating expense reduction measures and general economic conditions. If we do expand internationally, it will require significant management attention and financial resources to successfully translate and localize our software products to various languages and to develop direct and indirect international sales and support channels. Even if we successfully translate our software and develop new channels, we may not be able to maintain or increase international market demand for our solution. We, or our VARs or ASPs, may be unable to sustain or increase international revenues from licenses or from consulting and customer support. In addition, our international sales are subject to the risks inherent in international business activities, including

  . costs of customizing products for foreign countries;

  . export and import restrictions, tariffs and other trade barriers;

  . the need to comply with multiple, conflicting and changing laws and regulations;

  . reduced protection of intellectual property rights and increased liability exposure; and

  . regional economic, cultural and political conditions, including the direct and indirect effects of terrorist activity and armed conflict in countries in which we do business.

   Our foreign subsidiaries operate primarily in local currencies, and their results are translated into U.S. dollars. We do not currently engage in currency hedging activities, but we may do so in the future. Changes in the value of the U.S. dollar relative to foreign currencies have not materially affected our operating results in the past. Our operating results could, however, be materially harmed if we enter into license agreements providing for significant amounts of foreign currencies with extended payment terms if the values of those currencies fall in relation to the U.S. dollar over the payment period.

If we are unable to develop and maintain effective long-term relationships with our key partners, or if our key partners fail to perform, our ability to sell our solution will be limited.

   We rely on our existing relationships with a number of key partners, including management consulting firms, system integrators, VARs, ASPs and third-party technology vendors, that are important to worldwide sales and marketing of our solution. We expect an increasing percentage of our revenues to be derived from sales that arise out of our relationships with these key partners. In addition, to be successful and to more effectively sell our products to larger customers, we must develop successful new relationships with prestigious key partners. Key partners often provide consulting, implementation and customer support services, and endorse our solution during the competitive evaluation stage of the sales cycle. Although we seek to maintain relationships with our key partners, and to develop relationships with new partners, many of these existing and potential key partners have similar, and often more established, relationships with our competitors. These existing and potential partners, many of which have significantly greater resources than we have, may in the future market software products that compete with our solution or reduce or discontinue their relationships with us or their support of our solution. In addition, our sales will be limited if

  . we are unable to develop and maintain effective, long-term relationships with existing and potential key partners;

  . our existing and potential key partners endorse a product or technology other than our solution;

  . we are unable to adequately train a sufficient number of key partners; or

  . our existing and potential key partners do not have or do not devote the resources necessary to implement our solution.

If our relationships with application and vertical service providers are unsuccessful, our ability to market and sell our solution will be limited.

   We expect a substantial percentage of our revenues to be derived from our relationships with domestic and international vertical service providers, or VSPs, and ASPs that market and sell our CRM systems. If these VSPs and ASPs do not successfully market our products, our operating results will be materially harmed. Because our relationships with VSPs and ASPs are relatively new, we cannot predict the degree to which the VSPs and ASPs will succeed in marketing and selling our solution. In addition, because the VSP and ASP model for selling software is relatively new and unproven, we cannot predict the degree to which our potential customers will accept this delivery model. If the VSPs and ASPs fail to deliver and support our solution, end-users could decide not to subscribe, or cease subscribing, for our solution. The VSPs and ASPs typically offer our solution in combination with other products and services, some of which may compete with our solution.

Our sales cycle is long, and sales delays could cause our operating results to fluctuate, which could cause a decline in our stock price.

   An enterprise's decision to purchase a CRM system is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our solution, we generally must educate our potential customers regarding the use and benefit of our solution, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our solution is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures. Our sales cycles are lengthy and variable, typically ranging between two and twelve months from our initial contact with a potential customer to the signing of a license agreement, although the amount of time varies substantially from customer to customer and occasionally sales require substantially more time. When economic conditions weaken, sales cycles for software products tend to lengthen, and as a result, we experienced longer sales cycles in 2001, and we expect to continue to experience longer sales cycles in 2002. Sales delays could cause our operating results to fall below the expectations of securities analysts or investors, which could result in a decrease in our stock price.

Delivery of our solution may be delayed if we cannot continue to license third-party technology that is important to the functionality of our solution.

   We incorporate into our products software that is licensed to us by third-party software developers, including Cognos, Greyware Automation Products, Inso, Scribe Software and Sybase. We depend on these third parties' abilities to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software currently offered in conjunction with our solution may become obsolete or incompatible with future versions of our products. We believe there are other sources for the functionality we derive from this licensed software and that we could identify and incorporate alternative software within a relatively short period of time, approximately four to six months. However, a significant interruption in the supply of this technology could delay our sales until we can find, license and integrate equivalent technology.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

   Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions such as those contained in license agreements with consultants, vendors and customers, although we have not signed these agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of, or have adequate remedies in the event of, a breach. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. While we are unable to determine the extent to which piracy of our software products exists, we expect piracy to be a continuing concern, particularly in international markets and as a result of the growing use of the Internet. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Intellectual property claims and litigation could subject us to significant liability for damages and result in invalidation of our proprietary rights.

   In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Although we have not been sued for intellectual property infringement, we may face infringement claims from third parties in the future. The software industry has seen frequent litigation over intellectual property rights, and we expect that participants in the industry will be increasingly subject to infringement claims as the number of products, services and competitors grows and the functionality of products and services overlaps. Infringement litigation could also force us to

  . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

  . pay damages;

  . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

  . redesign products or services that incorporate infringing technology, which we might not be able to do at an acceptable price, in a timely fashion or at all.

Our products may suffer from defects or errors, which could result in loss of revenues, delayed or limited market acceptance of our products, increased costs and reputational damage.

   Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. Our customers are particularly sensitive to such defects and errors because of the importance of our solution to the day-to-day operation of their businesses. We have had to delay commercial release of past versions of our products until software problems were corrected, and in some cases have provided product updates to correct errors in released products. Our new products or releases, including any new or limited Oracle/Unix version of our product that may be generally released, may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation, increased service and warranty costs or claims against us.

   In addition, the operation of our products could be compromised as a result of errors in the third-party software we incorporate into our software. It may be difficult for us to correct errors in third-party software because that software is not in our control.

Integration of recent or future acquisitions may be difficult and disruptive.

   We have completed several acquisitions of businesses with complementary technologies. In the future, we may acquire additional complementary companies or technologies. Managing these acquisitions has entailed, and may in the future entail, numerous operational and financial risks and strains, including

  . difficulty and cost in combining the operations and personnel of acquired businesses with our operations and personnel;

  . disruption of our ongoing business and diversion of management's time and attention to integrating or completing the development or commercialization of any acquired technologies;

  . impairment of relationships with key customers of acquired businesses due to changes in management and ownership of the acquired businesses; and

  . inability to retain key employees of any acquired businesses.

If we do not successfully integrate any acquisition, our business will suffer.

We have been named as a defendant in securities class actions and other litigation, and have received other claims, that could result in substantial costs and divert management's attention and resources.

   We are aware of several securities class action lawsuits in which we, and several of our officers and directors, have been named as defendants. These lawsuits were filed in United States District Court for the Western District of Washington on behalf of purchasers of publicly traded Onyx common stock during various time periods ranging from January 10, 2001 to August 10, 2001. The complaints in these lawsuits allege that we violated SEC Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act, and seek certification of a class action for purchasers of Onyx common stock during the named class periods. In addition, a shareholder to which we issued shares in the first quarter of 2001 has claimed that we made certain misrepresentations and omissions and otherwise violated the securities laws. None of the complaints or claims specifies the amount of damages to be claimed.

   Onyx and two of its directors have also been named as defendants in a lawsuit filed in the United States District Court for the Southern District of New York on behalf of purchasers through December 6, 2000 of Onyx common stock sold under the February 12, 1999 registration statement and prospectus for our initial public offering. The complaint alleges that Onyx and the individual defendants violated the Securities Act of 1933, as amended, or Securities Act, by failing to disclose excessive commissions allegedly obtained by our underwriters pursuant to a secret arrangement whereby the underwriters allocated initial public offering shares to certain investors in exchange for the excessive commissions. The complaint also asserts claims against the underwriters under the Securities Act and the Exchange Act in connection with the allegedly undisclosed commissions.

   Onyx's directors and some of its officers have been named as defendants in a recently initiated shareholder derivative lawsuit filed in the Superior Court of Washington in and for King County. The complaint alleges that the individual defendants breached their fiduciary duty and their duty of care to Onyx by allegedly failing to supervise Onyx's public statements and public filings with the SEC. The complaint alleges that, as a result of these breaches, misinformation about Onyx's financial condition was disseminated into the marketplace and filed with the SEC. The complaint asserts that these actions have exposed Onyx to harmful and costly securities litigation which could potentially result in an award of damages against Onyx.

   Onyx intends to vigorously defend itself and, where applicable, its officers and directors, against these lawsuits and claims, and believes it has several meritorious defenses and, in certain instances, counterclaims. If we are not successful in our defense of these claims, however, we could be forced to make significant payments to the plaintiffs and their lawyers and such payments, if not covered by our insurance carriers, could harm our financial condition, operating results and cash flows. Even if these claims are not successful, the litigation could result in substantial costs to Onyx and could divert management's time and attention away from business operations. The uncertainty associated with substantial unresolved litigation may also impair our relationships with existing customers and our ability to obtain new customers.

The concentrated ownership of our common stock could delay or prevent a change of control, which could cause a decline in the market price of our common stock.

   As of December 31, 2001, our officers, directors and affiliated entities together beneficially owned approximately 13.9% of the outstanding shares of our common stock. As a result, these shareholders may, as a practical matter, be able to exert significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions such as acquisitions, and to block unsolicited tender offers. This concentration of ownership may delay, deter or prevent a third party from acquiring control over us at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.

You may be unable to resell your shares at or above the public offering price, and our stock price may be volatile.

   Since our initial public offering in February 1999, the price of our common stock has been volatile, particularly in the last year. Our common stock reached a high of $44.00 per share on March 6, 2000 and traded as low as $1.49 per share on October 1, 2001. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the public offering price. The trading price of our common stock could be subject to fluctuations for a number of reasons, including

  . future announcements concerning us or our competitors;

  . actual or anticipated quarterly variations in operating results;

  . changes in analysts' earnings projections or recommendations;

  . announcements of technological innovations;

  . the introduction of new products;

  . changes in product pricing policies by us or our competitors;

  . proprietary rights litigation or other litigation; or

  . changes in accounting standards that adversely affect our revenues and earnings.

   In addition, stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results of these companies. These fluctuations, as well as general economic, market and political conditions, such as national or international currency and stock market volatility, recessions or military conflicts, may materially and adversely affect the market price of our common stock, regardless of our operating performance and may expose us to class action securities litigation which, even if unsuccessful, would be costly to defend and distracting to management.

Prospective investors should not rely on statements made in recent press articles.

   Recently, several articles have appeared in the press concerning Onyx and its business. To the extent that these articles contained information provided by or attributed to management that either is not contained in this prospectus supplement or the accompanying prospectus, or is inconsistent with information contained in this prospectus supplement, Onyx and the underwriter disclaim such statements. Neither Onyx nor the underwriter has confirmed, endorsed or adopted any statements made in such articles for utilization by or distribution to prospective investors in this offering. Accordingly, prospective investors should not rely on such statements, or on any other information not contained in this prospectus supplement or the accompanying prospectus, in making an investment decision.

Our articles of incorporation and bylaws and Washington law contain provisions that could discourage a takeover.

   Certain provisions of our restated articles of incorporation and bylaws, our shareholder rights plan and Washington law would make it more difficult for a third party to acquire us, even if doing so would be beneficial for our shareholders. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock. For example, certain provisions of our articles of incorporation or bylaws

  . stagger the election of our board members so that only one-third of our board is up for reelection at each annual meeting;

  . allow our board to issue preferred stock without any vote or further action by the shareholders;

  . eliminate the right of shareholders to act by written consent without a meeting, unless the vote to take the action is unanimous;

  . eliminate cumulative voting in the election of directors;

  . specify a minimum threshold for shareholders to call a special meeting;

  . specify that directors may be removed only with cause; and

  . specify a supermajority requirement for shareholders to change those portions of our articles that contain the provisions described above.

   In October 1999, we adopted a shareholder rights plan, which is triggered upon commencement or announcement of a hostile tender offer or when any one person or group acquires 15% or more of our common stock. The rights plan, once triggered, creates a larger number of votes per share on corporate matters for holders of our common stock other than the acquirer. In addition, these shareholders receive rights under the rights plan to purchase our common stock, and the stock of the entity acquiring us, at reduced prices.

   We are also subject to certain provisions of Washington law that could delay or make more difficult a merger, tender offer or proxy contest involving us. In particular, Chapter 23B.19 of the Washington Business Corporation Act prohibits corporations based in Washington from engaging in certain business combinations with any interested shareholder for a period of five years unless specific conditions are met.

   These provisions of our articles of incorporation, bylaws and rights plan and Washington law could have the effect of delaying, deferring or preventing a change in control of Onyx, including, without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock. The provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

                                USE OF PROCEEDS

   We estimate that the net proceeds to us from this offering will be approximately $18.5 million, after deducting the estimated expenses of this offering. We may use a portion of the net proceeds of this offering to pay obligations arising in connection with the potential termination of the lease for excess facilities. We also intend to use any net proceeds from the sale of common stock offered by this prospectus supplement and the accompanying prospectus for working capital and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses, products and technologies. Although from time to time we evaluate potential acquisitions of businesses or technologies, we currently have no present understandings, commitments or agreements with respect to any such transactions. Pending any of these uses, we intend to invest the net proceeds of this offering in accordance with our investment policy, which provides for investments in interest-bearing, investment-grade securities with a maximum term of two years. Within the parameters set by our investment policy, we will retain broad discretion in allocating the net proceeds of this offering.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

   Our net tangible book value at December 31, 2001 was a deficit of $3.5 million, or $(0.08) per share of common stock. After giving effect to the sale of 5,725,000 shares of common stock in this offering at the public offering price of $3.50 per share, and our receipt of the net proceeds from the sale of those shares, our adjusted net tangible book value at December 31, 2001 would be $15.1 million, or $0.30 per share. This represents an immediate increase in pro forma net tangible book value of $0.38 per share to existing shareholders and an immediate and substantial dilution of $3.20 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share..................................         $3.50
                                                                          -----
  Net tangible book value (deficit) per share at December 31,
   2001.......................................................... $(0.08)
  Increase in net tangible book value per share attributable to
   existing shareholders.........................................   0.38
                                                                  ------
Net tangible book value per share after this offering............          0.30
                                                                          -----
Dilution per share to new investors..............................         $3.20
                                                                          =====

   These calculations exclude

  . 9,977,476 shares of common stock issuable upon exercise of options outstanding as of December 31, 2001, of which 2,947,689 shares are exercisable, under our Amended and Restated 1994 Combined Incentive and Nonqualified Stock Option Plan, our Amended and Restated 1998 Stock Incentive Compensation Plan, our 2001 Nonofficer Employee Stock Compensation Plan and outside our stock option plans at a weighted average exercise price of $8.65 per share;

  . 3,179,309 shares(/1/) available for grant as of December 31, 2001 under our stock option plans; and

  . 1,241,719 shares(/2/) available for issuance as of December 31, 2001 under our 1998 Employee Stock Purchase Plan.
-----------------
  (1) The number of shares available for grant under our stock option plans does not include 2,018,400 shares that became available for grant under our 1998 stock option plan pursuant to an automatic increase in the number of shares reserved for issuance under that plan effective January 1, 2002. In addition, we granted options to purchase 30,000 shares of common stock at an exercise price of $4.66 per share on January 15, 2002 and options to purchase 1,881,000 shares of common stock at an exercise price of $3.99 per share on January 26, 2002.

  (2) The number of shares available for issuance under our employee stock purchase plan does not include 400,000 shares that became available for issuance under that plan pursuant to an automatic increase in the number of shares reserved for issuance under that plan effective January 1, 2002.

To the extent option holders exercise outstanding options, or any options we grant in the future, or purchase shares pursuant to our employee stock purchase plan, there will be further dilution to new investors.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement dated January 28, 2002, Wells Fargo Securities, LLC, the underwriter, has agreed to purchase from us, and we have agreed to sell to it, all of the shares of our common stock offered by this prospectus supplement at the public offering price less the underwriting discount and commission set forth on the cover page of this prospectus supplement.

   The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent and that this is a firm-commitment underwriting, which means the underwriter will purchase all of the shares of common stock offered by this prospectus supplement if any of such shares are purchased.

   We will pay the underwriter a commission not to exceed 5.5% of the aggregate offering price of the common stock, or $0.19 for each share of common stock sold in this offering. We have been advised by the underwriter that the underwriter proposes to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus supplement. Any compensation received by the underwriter and any profits on resale as principal may be deemed to be underwriting discounts and commissions under the Securities Act. After this offering, the underwriter may change the offering price and other selling terms.

   The following table sets forth the per share and total underwriting discounts and commissions to be paid to the underwriter by us. The amounts are shown assuming both no exercise and full exercise of the underwriter's over-allotment option.

                                                              No        Full
   Underwriting Discounts and Commissions:                 Exercise   Exercise
   ---------------------------------------                ---------- ----------
   Per share............................................. $     0.19 $     0.19
   Total................................................. $1,087,750 $1,201,750

   The following table sets forth the estimated expenses that we expect to pay as part of this offering, other than underwriting discounts and commissions.

   Nasdaq National Market additional listing fee..................... $ 17,500
   Printing expenses.................................................   17,500
   Legal fees and expenses...........................................  120,000
   Accounting fees and expenses......................................   75,000
   Blue Sky fees and expenses........................................   10,000
   Expenses previously paid in connection with registration
    statement........................................................  138,000
   Miscellaneous.....................................................   22,000
                                                                      --------
   Total............................................................. $400,000
                                                                      ========

   We have granted to the underwriter an option to purchase up to an additional 600,000 shares of our common stock at the public offering price less the underwriting discount and commission set forth on the cover page of this prospectus supplement. The underwriter may exercise this option at any time not later than 30 days after the date of this prospectus supplement, but only to cover over-allotments, if any, made in connection with the sale of the common stock offered by this prospectus supplement. To the extent that the underwriter exercises such option, the underwriter will have a firm commitment to purchase 6,325,000 shares of our common stock, and we will be obligated, pursuant to the option, to sell such shares to the underwriter. If the option is exercised, the underwriter will offer such additional shares on the same terms as those on which the 5,725,000 shares of common stock are being offered.

   We, our executive officers, and all but one of our directors have agreed with the underwriter, subject to certain exceptions, not to issue, sell or register with the SEC or otherwise dispose of any of our equity securities for a period of 90 days after the date of the underwriting agreement, without the prior written consent of the underwriter. Our agreement in this regard provides for exceptions for:

  . sales to the underwriter pursuant to the underwriting agreement;

  . actions we may take with respect to our existing stock option plans and employee stock purchase plan;

  . the issuance of up to one million shares, or a warrant to purchase such shares, to lessors in connection with lease termination agreements for our excess facilities, provided that such lessors agree not to dispose of the securities for a period of 90 days after the date of the underwriting agreement; and

  . the issuance of shares to strategic investors or our directors or officers, provided that such investors, directors or officers agree not to dispose of the shares for a period of 90 days after the date of the underwriting agreement.

   In the case of our directors and executive officers, the agreements provide for exceptions for:

  . transfers to members of their immediate families;

  . transfers to trusts for the benefit of those members and for gifts;

  . transfers by will or intestate to such directors' or officers' spouses, lineal descendants or ancestors; and

  . transfers made solely to the extent necessary to pay the exercise price in connection with the "net exercise" of outstanding options to purchase common stock.

   In connection with this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock during and after this offering. Such transactions may include stabilization transactions pursuant to which the underwriter may bid for or purchase shares of our common stock for the purpose of stabilizing its market price. The underwriter also may create a short position for the account of the underwriter by selling more shares of common stock in connection with this offering than it is committed to purchase from us. "Covered" short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares in this offering. The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. "Naked" short sales are sales in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for, purchasing and selling shares of our common stock in the open market. Any of the transactions described in this paragraph may have the effect of raising or maintaining the price of our common stock at a level above that which might otherwise prevail in the open market or preventing or retarding a decline in the market price of our common stock. Neither the underwriter nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither the underwriter nor we make any representation that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice. The underwriter may effect these transactions on the Nasdaq National Market, in the over-the-counter market, or otherwise.

   This offering is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. It is expected that delivery of the shares of common stock offered under this prospectus supplement will be made through the facilities of the Depositary Trust Company in New York, New York on or about February 1, 2002. The underwriter reserves the right to reject an offer for the purchase of shares offered under this prospectus supplement in whole or in part.

   You should rely on the preceding specific description of our underwriting arrangement with Wells Fargo Securities, LLC with respect to this offering, and not on the more general description contained in the section entitled "Plan of Distribution" in the accompanying prospectus.

                                 LEGAL MATTERS

   Orrick, Herrington & Sutcliffe LLP, Seattle, Washington represents Onyx and has provided us with an opinion that the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be duly authorized, validly issued, fully paid and nonassessable. As of the date of this prospectus supplement, Orrick, Herrington & Sutcliffe LLP, including Orrick attorneys who have been involved with this offering, owns 12,622 shares of our common stock. The underwriters have been represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A filed on August 17, 2001, as set forth in their report, which is incorporated by reference in the accompanying prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act relating to the common stock being offered by this prospectus supplement. As permitted by the SEC rules, this prospectus supplement omits certain information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement:

   1. Our annual report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A filed on August 17, 2001;

   2. Our definitive proxy statement dated May 1, 2001, relating to our June 7, 2001 annual meeting of shareholders;

   3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 (as amended by our Form 10-Q/A filed on August 17, 2001), June 30, 2001 and September 30, 2001;

   4. Our current reports on Form 8-K dated April 3, 2001, April 5, 2001, October 1, 2001, October 24, 2001, January 10, 2002, January 28, 2002 and January 29, 2002; and

   5. Our registration statements on Form 8-A filed on February 8, 1999 and October 28, 1999, which contain descriptions of our common stock and our Series A preferred stock purchase rights.

   We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus supplement as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus supplement.

   Upon request, we will provide without charge to each person who receives a prospectus supplement, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus supplement. Please direct your request, either in writing or by telephone, to the Secretary, Onyx Software Corporation, 3180-139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091; (425) 451-8060.

   You may also inspect and copy the registration statement and other documents that we have filed with the SEC at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's Web site at http://www.sec.gov.

   PROSPECTUS


                            [LOGO OF ONYX SOFTWARE]


                                  $100,000,000

                                  Common Stock

                               -----------------

  We may sell shares of the common stock offered by this prospectus from time to time, up to an aggregate amount of $100,000,000. We will describe the specific terms and amounts of the common stock offered in a prospectus supplement that will accompany this prospectus. You should read both the prospectus supplement and this prospectus carefully before you invest in our common stock. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

  Our common stock is quoted on the Nasdaq National Market under the symbol "ONXS." The last reported sales price of our common stock on January 10, 2001 was $10.31 per share.

                               -----------------

  Investing in our common stock involves risks. See "Risk Factors" on page 5.

                               -----------------

  Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

                The date of this prospectus is January 22, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
   About This Prospectus...................................................   3

   Onyx Software Corporation...............................................   3

   Where You Can Find More Information.....................................   4

   Special Note Regarding Forward-Looking Statements.......................   5

   Risk Factors............................................................   5

   Use of Proceeds.........................................................   5

   Plan of Distribution....................................................   6

   Legality of Common Stock................................................   9

   Experts.................................................................   9

                               -----------------

   You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of common stock.

   This prospectus is an offer to sell and a solicitation of an offer to buy the securities offered by this prospectus only in jurisdictions where the offer or sale is permitted.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Each time we sell our common stock under this prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, amount of common stock being offered and the plan of distribution. The prospectus supplement for a particular offering may also add, update or change information contained in this prospectus. In addition, we may update or supplement any prospectus supplement relating to a particular offering. You should read both this prospectus and any applicable prospectus supplement together with the additional information about Onyx described in the section below entitled "Where You Can Find More Information."

                           ONYX SOFTWARE CORPORATION

   Onyx Software Corporation is a leading provider of enterprise-wide, customer-centric e-business solutions. Using the Internet in combination with traditional forms of interaction, including phone, mail, fax and e-mail, our solution enables enterprises to more effectively acquire, manage and maintain customer, partner and other relationships. We designed our solutions for companies that want to merge new e-business processes with traditional business processes to enhance their customer-facing operations. Our solutions use a single data model across all customer interactions, resulting in a single repository for all marketing, sales and service information. From inception, we designed our solutions to be integrated across a wide variety of customer-facing departments and interaction media. Our solutions are easy to use, widely accessible, rapidly deployable, scalable, flexible, customizable and reliable, resulting in a low total cost of ownership and rapid return on investment.

   We were incorporated in the state of Washington in 1994. Our executive offices are located at 3180--139th Avenue SE, Suite 500, Bellevue, Washington, 98005-4091, and our telephone number is (425) 451-8060.

   In this prospectus, "Onyx," "we," "us" and "our" refer to Onyx Software Corporation and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act of 1933 relating to the common stock being offered by this prospectus. As permitted by the SEC rules, this prospectus omits certain information included in the registration statement. For a more complete understanding of the common stock and this offering, you should refer to the registration statement, including its exhibits.

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC rules allow us to "incorporate by reference" the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus:

     1. Our annual report on Form 10-K for the year ended December 31, 1999;

     2. Our definitive proxy statement dated April 28, 2000, relating to our May 31, 2000 annual meeting of shareholders;

     3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     4. Our current reports on Form 8-K filed February 4, 2000, March 9, 2000, May 1, 2000, July 17, 2000, October 23, 2000, November 21, 2000, January 9,
2001 and January 10, 2001; and

     5. Our registration statement on Form 8-A filed on February 8, 1999, which contains a description of our common stock.

   We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (a) after the filing date of the initial registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before all of the shares registered under the registration statement are sold. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be part of this prospectus as of the date on which the document is filed, and any older information that has been modified or superseded will not be deemed to be a part of this prospectus.

   Upon request, we will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. Please direct your request, either in writing or by telephone, to the Secretary, Onyx Software Corporation, 3180--139th Avenue SE, Suite 500, Bellevue, Washington 98005-4091; (425) 451-
8060.

   You may also inspect and copy the registration statement and other documents that we have filed with the SEC at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement is publicly available through the SEC's Web site at http://www.sec.gov.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   Our disclosure and analysis in this prospectus and in the documents incorporated by reference into this prospectus contain forward-looking statements, which provide our current expectations or forecasts of future events. Words such as "believes," "anticipates" and "intends" may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward looking. Forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. They are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in the applicable prospectus supplement. Other factors besides those described in the applicable prospectus supplement could also affect actual results.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC.

                                  RISK FACTORS

   This offering involves a high degree of risk. Before you invest in our common stock, you should carefully consider the risk factors described in the section entitled "Risk Factors" in the applicable prospectus supplement, together with all of the other information included in or incorporated by reference into this prospectus and the applicable prospectus supplement. If any of these risks actually occur, our business, financial condition and operating results could be harmed. This could cause the market price of our common stock to decline, and you could lose all or part of your investment.

                                USE OF PROCEEDS

   Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of common stock offered by this prospectus for additional working capital and other general corporate purposes, as well as the possible acquisition of or investment in complementary businesses and technologies. Until we have used the net proceeds, we may invest them in short-term marketable securities.

                              PLAN OF DISTRIBUTION

   We may sell the common stock offered by this prospectus in one or more transactions

  . to or through Ramius Securities, LLC pursuant to the firm-commitment underwritten equity facility described below;

  .  to or through other underwriters in other transactions;

  .  through dealers, agents or institutional investors;

  .  directly to purchasers; or

  .  through a combination of these methods.

   We may sell the common stock at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Regardless of the method we use to sell the common stock in a particular offering, we will provide a prospectus supplement that will disclose the following information with respect to that offering:

  . the identity of any underwriters, dealers, agents or purchasers not named in this prospectus that will purchase the common stock;

  . the material terms of the distribution, including the number of shares and the consideration to be paid;

  . the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

  .  the terms of any indemnification provisions; and

  . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

   Underwriters, dealers, agents or other purchasers may sell the common stock at a fixed price or prices that may change, at prices set at or relating to prevailing market prices or at negotiated prices.

   In connection with the sale of our common stock, underwriters, dealers or agents may receive compensation from us, or from the purchasers of the common stock for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers, agents or purchasers that participate in the distribution of the common stock, and any broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock, may be deemed to be underwriters under the Securities Act. Any discounts or commissions they receive and any profit on the resale of the common stock they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Any person deemed to be an underwriter may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

   Only underwriters named in this prospectus or in the applicable prospectus supplement, if any, will be underwriters of the common stock offered through that prospectus supplement. Any underwriters used in an offering may acquire the common stock for their own account and may resell the common stock from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

   We may designate agents to distribute the common stock offered by this prospectus. Unless the prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment. We may authorize dealers or other persons acting as our agents to solicit offers by institutional investors to purchase the common stock from us under contracts that provide for payment and delivery on a future date. We may enter into agreements directly with purchasers, such as the firm-commitment underwritten equity facility described below, that provide for the sale of the common stock over a period of time by means of draw-downs at our election, which the purchaser would be obligated to accept under specified conditions. Under a draw-down agreement, we may sell common stock at a per-share purchase price discounted from the market price of our common stock. We may also enter into agreements for sales of common stock based on combinations of or variations from these methods. We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we will pay. Agents and underwriters may also engage in transactions with us or perform services for us in the ordinary course of business.

  In connection with an offering of our common stock, underwriters and purchasers that may be deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. For example, they may

  . over-allot in connection with the offering, creating a syndicate short position for their own account;

  . bid for and purchase our common stock in the open market to cover short positions or to stabilize the price of our common stock; or

  . reclaim selling concessions allowed for distributing our common stock in the offering if the underwriters repurchase previously distributed common stock in transactions to cover short positions, stabilization transactions or otherwise.

  Any of these activities may stabilize or maintain the market price above independent market levels. Underwriters are not required to engage in these activities and may terminate any such activity at any time. In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts. Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the common stock. These provisions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

  We may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the common stock offered by this prospectus, including liabilities under the Securities Act. We may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.

Firm Underwritten Equity Facility

  We have engaged Ramius Securities, LLC, a registered broker-dealer wholly owned by Ramius Capital Group, LLC, to underwrite a portion of this offering through a firm-commitment underwritten equity facility (FUEL(TM)) arrangement. Under the terms of an underwriting agreement, Ramius Securities, the underwriter, is obligated to sell, on a best-efforts basis and at our election from time to time, up to $30 million of our common stock during one or more 10-trading-day selling periods. We may select the starting date of any selling period and the dollar amount of shares to be sold in that period, subject to a limitation based on the daily trading volumes of Onyx common stock on the Nasdaq National Market.

The underwriter will sell our common stock at market prices prevailing at the time of sale, but not below a floor price set by us for each selling period. For each trading day during a selling period, we will pay to the underwriter an underwriting commission equal to the difference, if any, between (a) the gross proceeds from the sales of our common stock on that day and (b) the aggregate number of shares sold on that day multiplied by a dollar amount equal to 96.5% of the day's volume-weighted average price per share of our common stock on the Nasdaq National Market. The underwriter may also sell during each selling period up to an additional 10% of the amount of common stock we specify for that selling period. In addition, we have granted the underwriter a purchase option, exercisable at any time before January 4, 2003 and notwithstanding any termination of the underwriting agreement, to purchase up to $300,000 of our common stock at a price of $12.4875 per share. The underwriting agreement will terminate in two years but may be canceled by us at any time.

   Under the terms of a related stand-by purchase agreement with Ramius Capital Group, LLC, if the underwriter does not sell the requisite number of shares during a given selling period pursuant to the underwriting agreement, Ramius Capital Group is obligated to purchase from us the remaining number of shares so long as specified share price and volume limitations are met. In that event, the purchase price for the shares will be 96.5% of the volume-weighted average price per share of our common stock on the Nasdaq National Market on the trading day immediately following that selling period.

   Both the underwriter and Ramius Capital Group are prohibited by the terms of the facility from engaging in any short-selling activities with respect to our common stock. The facility does not preclude us from issuing shares in other transactions (other than "at the market" transactions) should we find those transactions to be advantageous. We will describe in more detail in the applicable prospectus supplement the terms and conditions of the underwriting agreement and stand-by purchase agreement.

   Rule 415 under the Securities Act imposes limits on the dollar amount of securities that may be registered under a single registration statement (or amendments to the registration statement) for an "at-the-market" offering. The registered amount may not exceed 10% of the aggregate market value of our outstanding common stock held by nonaffiliates. The $30 million of our common stock that we are registering for issuance and sale under the underwriting agreement with Ramius Securities and, if applicable, the stand-by purchase agreement with Ramius Capital Group, does not exceed this 10% limit.

                            LEGALITY OF COMMON STOCK

   Orrick, Herrington & Sutcliffe LLP, Seattle, Washington has provided us with an opinion that the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                5,725,000 Shares

                            [LOGO OF ONYX SOFTWARE]

                                  Common Stock


                            -----------------------

                             PRICE $3.50 PER SHARE

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                          Wells Fargo Securities, LLC

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                                January 29, 2002

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